EXHIBIT 10.1
                     ANNUAL PERFORMANCE INCENTIVE AWARD PLAN

The following is a description of the KCS Energy, Inc. Annual Performance Incentive Award Plan (the "Plan") provided pursuant to Item 601 (6)(10)(iii)(A) of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.

The Plan is designed to reward executive officers and company employees for the achievement of annual performance objectives. The annual performance objectives are reviewed and approved by the Compensation Committee for their potential contribution to the creation of stockholder value and may include such measures as production levels, oil and gas reserve additions, finding and development costs, lease operating expenses, debt reduction, profitability, cash flow and strategic objectives. All performance objectives are established and recommended by the Chief Executive Officer and Chief Operating Officer and approved by the Board of Directors within 90 days of the start of the calendar year.

Executive officers are assigned threshold, target and maximum incentive award opportunities based on the executive's position. Annual award levels are reviewed periodically by the Compensation Committee to ensure market competitiveness and adjustments may be made based on the review. Set forth below are the current annual incentive target award levels as a percentage of base salary for the Chief Executive Officer and each of the four other most highly compensated executive officers for 2005. The threshold award level is 50% of the target award level and the maximum award level is 200% of the target award level.

                 Officer                 Target
   -----------------------------------   ------

   James Christmas                         65%
   Chairman, Chief Executive Officer

   William Hahne                           60%
   President, Chief Operating Officer

   Harry Stout                             35%
   Sr. VP, Marketing/Risk Management

   Joseph Leary                            35%
   VP and Chief Financial Officer

   Frederick Dwyer
   Vice President, Controller/Secretary  27.5%

Actual payments made under the Plan between threshold and maximum are dependent on achievement of established performance objectives. The Compensation Committee and the Board of Directors retain discretion to award bonuses below threshold or above the maximum award level.

In 2005, the annual performance objectives for the Corporation are based on production levels, finding and development cost, reserve replacement and various strategic objectives. For the Mid-Continent and Gulf Coast divisions, the performance objectives are based on production levels, finding and development costs, reserve additions, lease operating expenses and specific divisional strategic objectives.

After the end of the calendar year, the Compensation Committee determines the extent to which the performance objectives were achieved and approves the amount of the award to be paid to each executive officer, with its determination with respect to the Chairman and Chief Executive Officer being subject to the approval of the independent members of the Board of Directors. Payment of bonuses, if any, is normally made in March after the end of the performance period during which the bonuses were earned and after the audit is complete. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.